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Exhibit 5.1

August 27, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:
       Unify Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

As legal counsel for Unify Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 2,787,670 shares of common stock of the Company ("Common Stock'), including 347,395 shares of Common Stock issuable by the Company upon the conversion of certain convertible term notes described in the Registration Statement (the "Conversion Shares"), and 740,182 shares of Common Stock issuable by the Company upon the exercise of certain warrants described in the Registration Statement (the "Warrant Shares"), to be sold by the selling stockholders named in the Registration Statement.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion below that the shares of Common Stock have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company's Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. With respect to our opinion that the Conversion Shares will be validly issued, we have assumed that such shares will be issued in accordance with the terms of the convertible term notes and will be evidenced by appropriate certificates, duly executed and delivered. With respect to our opinion that the Warrant Shares will be validly issued, we have assumed that such shares will be issued in accordance with the terms of the warrants and will be evidenced by appropriate certificates, duly executed and delivered.

Based on such examination, we are of the opinion that the shares being registered pursuant to the Registration Statement will be duly authorized and validly issued, fully paid and nonassessable, in the case of the Warrant Shares, if and when issued upon the exercise of the warrants in accordance with the terms of the warrants, and in case of the Conversion Shares, if and when issued upon the conversion of the convertible term notes in accordance with the terms of the notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the issuance of the Conversion Shares and Warrant Shares while the Registration Statement is in effect.

/s/ DLA Piper LLP (US)

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